Exhibit 99.2

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES SECOND QUARTER 2016 FINANCIAL RESULTS

August 3, 2016 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX) (“SAE” or the “Company”) today announced its consolidated financial results for the second quarter (“Q2”) and six months (“1H”) ended June 30, 2016.
Second Quarter 2016 Summary

•	Revenue of $57.0 million, compared to $66.9 million in the same period last year

•	Revenue from projects excluding tax credit programs increased 1.6% to $49.2 million, up from $48.4 million in Q2 2015

•	Gross profit, excluding depreciation expense, of $20.5 million, compared to $21.0 million in Q2 2015

•	Gross margin, excluding depreciation expense, of 36.0%, up from 31.4% in Q2 2015

•	Income before taxes of $3.6 million, up 5.5% from $3.4 million last year

•	Reverse-split adjusted diluted EPS of $1.97, compared to $18.96 in Q2 2015

•	Adjusted EBITDA of $14.1 million, up 6.2% from $13.2 million in the same period last year

•	Adjusted EBITDA margin of 24.6%, up from 19.8% in Q2 2015

•	Contracted backlog of $86.5 million through 2017 and $383.4 million of bids outstanding

•	Secured $30.0 million in new capital, with $15.0 million drawn to-date

•	Successfully completed restructuring and recapitalization of balance sheet
Jeff Hastings, Chief Executive Officer of SAE, commented, “We are encouraged by the strong performance we continue to produce in this challenging environment. Our year-to-date results demonstrate our continuing focus on maximizing efficiencies throughout the organization. Our operational execution in the field remains well above historical levels. When considered in light of the extraordinary efforts recently completed to realign our capital structure and ensure our longevity, we are excited about how we have positioned ourselves to move forward. Our business was built on the ability to withstand adversity and maintain a path to prosperity in all conditions. However, not dissimilar to the reset that the broader industry has undergone, SAE too, had to reset for its future.”
Mr. Hastings continued, “The principal objective of our recently completed restructuring was to create a stronger platform that would enable us to continue serving our highly valued customers who have come to depend on

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SAE for superior quality and operational excellence. In conjunction with a meaningful reduction of debt made possible through the support of our bondholders, we successfully secured additional funding to recapitalize the company and bridge our cash needs until we receive and monetize certain Alaska tax credits that are currently being processed. These transactions provide SAE with enhanced liquidity, financial flexibility and a realigned balance sheet, which will make us even more competitive in the current environment and position us for long-term growth and continued success. We are grateful for the support and confidence provided to us by all of our stakeholders during this transformational process.”
Mr. Hastings concluded, “I am very proud of the resiliency our company has demonstrated in adapting to a new market landscape. Despite a sustained reduction in exploration activities, we have continued to outperform on many levels, particularly in holding firm on improving our margins, which is driven by our continually improving cost structure. In addition to signed contracts currently in backlog, we continue to pursue new opportunities in all of our key geographies, with a focus on cash flow generation. Overall, we remain confident in the fundamentals underlying our core markets. Without constraints, we believe our recent financial results are a valuable indication as to the inherent earnings power offered by our focused business model. Moreover, we are well positioned and adequately capitalized to execute our strategic vision. I believe SAE has the correct formula for long-term growth and success and we eagerly await the opportunity to build meaningful value for our stockholders as we move forward.”
Second Quarter 2016 Financial Results
Revenues decreased 14.7% to $57.0 million from $66.9 million in Q2 2015. However, revenues excluding Alaska tax credit projects increased 1.6% to $49.2 million from a comparable figure of $48.4 million in Q2 2015. Revenues decreased primarily due to a decrease in activity in Alaska and Southeast Asia compared to the same period last year. The decrease in Alaska was due, in part, to fewer overall projects performed during the period when compared to the same time last year. Revenue from Southeast Asia decreased substantially during Q2 2016, because we did not have any active marine operations during the period. This is in contrast to a major deep water ocean-bottom marine project in Malaysia that was substantially completed in Q2 2015. Conversely, revenue increased meaningfully during Q2 2016 in South America, largely due to the continuation of a major project in Bolivia and the start of projects in Colombia. During the same period in 2015, South America had minimal activity.
Gross profit was $16.4 million, or 28.7% of revenues, compared to $16.2 million, or 24.2% of revenues, in Q2 2015. Gross profit for Q2 2016 and Q2 2015 included depreciation expense of $4.2 million and $4.8 million, respectively. Excluding depreciation expense, gross margins for Q2 2016 and Q2 2015 were 36.0% and 31.4% of revenues, respectively. The increase in gross profit as a percentage of revenues was primarily related to the continued improvement of field-level execution on projects in Alaska, Bolivia and Colombia.
Selling, general and administrative (“SG&A”) expenses during the quarter were $7.2 million, or 12.7% of revenues, compared to $8.7 million, or 13.1% of revenues, in Q2 2015. The decrease in SG&A as a percentage of revenues was primarily due to headcount reductions and cost controls implemented in 2015 and additional measures undertaken in 2016. SG&A in both Q2 2016 and Q2 2015 included $0.4 million of non-recurring severance payments.
Income before taxes increased by 5.5% to $3.6 million, or 6.3% of revenues, from $3.4 million, or 5.1% of revenues, in Q2 2015. The year-over-year increase in income before income taxes was largely due to lower

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SG&A expenses and a positive, primarily unrealized, gain on foreign currency transactions, offset by costs incurred on the debt restructuring.
Net income attributable to the Corporation for the quarter was $0.3 million, or $1.97 per diluted share, on a reverse-split adjusted basis, compared to $2.1 million, or $18.96 per diluted share, on a reverse-split adjusted basis, in Q2 2015. Net income was impacted by a number of factors during Q2 2016, including:

•	Costs incurred for the debt restructuring; and

•	Proportionately higher provision for income taxes; partially offset by

•	Lower SG&A expenses;

•	Increased gross profit in terms of amount and as a percentage of revenue;

•	Increased unrealized gains on foreign currency transactions; and

•	Lower interest expense.
Adjusted EBITDA, which is defined and calculated below, increased by 6.2% to $14.1 million, or 24.6% of revenues, from $13.2 million, or 19.8% of revenues, in Q2 2015.
Capital expenditures for the quarter were $0.5 million, compared to $0.6 million in Q2 2015. The low level of capital expenditures in both periods was primarily due to the deteriorating conditions in the oil and gas industry, which presented limited to no growth opportunities requiring capital expenditures.
First Half 2016 Financial Results
Revenues increased marginally to $147.2 million from $146.5 million in 1H 2015. However, revenues excluding Alaska tax credit projects increased 49.8% to $93.9 million from a comparable figure of $62.7 million in 1H 2015. Revenues in 1H 2016 were primarily generated in North America and South America, with revenue contribution in 1H 2015 more weighted towards North America. During 1H 2016, Alaska experienced an increase in the overall amount of projects performed, mostly in the first quarter, while Canada witnessed an improvement in the level of winter activity, and South America benefited from a major project in Bolivia and the start of projects in Colombia. Aside from residual revenue associated with a major deep water ocean bottom marine project performed in 1H 2015, Southeast Asia had no active land or marine projects during 1H 2016.
Gross profit increased 15.1% to $42.8 million, or 29.1% of revenues, from $37.2 million, or 25.4% of revenues, in 1H 2015. Gross profit for 1H 2016 and 1H 2015 included depreciation expense of $8.4 million and $9.2 million, respectively. Excluding depreciation expense, gross margins for 1H 2016 and 1H 2015 were 34.8% and 31.7% of revenues, respectively. The increase in gross profit as a percentage of revenues was primarily related to field-level efficiencies and an improvement in operational cost control.
SG&A expenses decreased 20.7% to $14.0 million, or 9.5% of revenues, compared to $17.6 million, or 12.0% of revenues, in 1H 2015. SG&A expenses in 1H 2016 as a percentage of revenue decreased versus 1H 2015 due to headcount reductions and cost controls implemented during both periods. SG&A expense in 1H 2016 includes severance costs of $0.4 million from newly implemented headcount reductions in Peru, Colombia, Canada, Alaska and at the corporate level, and $1.0 million for 1H 2015, related to the initial workforce reduction program completed last year.
Income before taxes increased by 143.4% to $20.9 million, or 14.2% of revenues, from $8.6 million, or 5.9% of revenues, in 1H 2015. The year-over-year increase in income before income taxes was largely due to higher

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gross profit, lower SG&A expenses, and a positive, primarily unrealized, gain on foreign currency transactions, offset by costs incurred on the debt restructuring.
Provision for income taxes was $3.4 million, compared to $1.5 million in 1H 2015. The increase in provision for income taxes was primarily due to fluctuations in earnings among the various jurisdictions in which the company operates, partially offset by the reversal of certain deferred tax asset valuation allowances and other permanent differences.
Net income attributable to the Corporation was $14.5 million, or $112.09 per diluted share, on a reverse-split adjusted basis, compared to $3.3 million, or $29.56 per diluted share, on a reverse-split adjusted basis, in 1H 2015. Net income was impacted by a number of factors during 1H 2016, including:

•	Increased gross profit in terms of amount and as a percentage of revenues;

•	Lower SG&A expenses;

•	Increased unrealized gains on foreign currency transactions;

•	Lower interest expense; and

•	Lower effective income tax rate; partially offset by

•	Costs incurred for the debt restructuring.
Adjusted EBITDA increased 26.3% to $38.3 million, or 26.0% of revenues, from $30.3 million, or 20.7% of revenues, in 1H 2015.
Capital expenditures for the first half of 2016 were $0.7 million, compared to $4.9 million in 1H 2015. The 1H 2015 capital expenditures included the payment of some 2014 investments related to the company’s Alaska operations. However, given the state of the industry and the significant reduction in oil and gas activity by exploration and production companies, any significant investment in capital expenditures, particularly in large equipment purchases, is highly unlikely until the broader market demonstrates a consistent and sustainable recovery. Therefore, SAE continues to expect its total capital expenditures for 2016 will be under $5.0 million.
On June 30, 2016, cash and cash equivalents totaled $16.8 million, working capital was $65.5 million, total long-term debt, excluding capital leases and deferred loan issuance costs, was $145.6 million, and total stockholders’ deficit was $13.9 million. Further, as of June 30, 2016, approximately $14.6 million was drawn under the company’s $20.0 million revolving credit facility to fund working capital needs. Please refer to the section below titled “Restructuring Transactions” for more information regarding the effects of the restructuring and recapitalization transactions and other related information.
Contracted Backlog
As of June 30, 2016, SAE’s backlog was $86.5 million. Bids outstanding on the same date totaled $383.4 million. All of the backlog represents land-based projects, primarily in North America and South America.
The company expects approximately 50% of the projects in its backlog on June 30, 2016 to be completed during the last six months of 2016, with the remainder in 2017. The estimation of realization from the backlog can be impacted by a number of factors, including deteriorating industry conditions, customer delays or cancellations, permitting or project delays and environmental conditions.
Corporate Governance Changes and Organizational Realignment

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In connection with the restructuring transactions, as described in the next section, SAE has augmented its organizational, executive reporting and corporate governance structure to better align roles and responsibilities moving forward.
Following the resignation of certain directors of the board of SAE in conjunction with the restructuring transactions, the Company filled such vacancies to constitute a new board of directors. Effective immediately, SAE’s new board of directors will include Jeff Hastings, as Chairman of the board, Brian Beatty, Jacob Mercer, Michael Kass, Mel Cooper, and Gary Dalton. Messrs. Cooper (Chair) and Dalton will serve as members of the Audit Committee, Messrs. Cooper, Dalton (Chair) and Mercer will serve as members of the Compensation Committee and Messrs. Dalton, Kass and Mercer (Chair) will serve as members of the Nominating Committee. One additional independent director will be added to the board and will join the Audit Committee.
Additionally, the following structural changes have taken place at the executive level: the Executive Chairman role will be disbanded and Jeff Hastings will assume the role of Chief Executive Officer, in addition to his post as Chairman of the Board, as discussed above; the role of President will be disbanded and Brian Beatty will assume the newly created role of Chief Operating Officer; and the role of Executive Vice President will be disbanded with Mike Scott assuming the newly created role of Senior Vice President and Darin Silvernagle assuming the newly created role of Vice President - Marine.
Restructuring Transactions
As previously announced, on June 13, 2016, SAE entered into a comprehensive restructuring support agreement (the “RSA”) with holders (the “Supporting Holders”) of approximately 66.67% of the par value of its 10% Senior Secured Notes due 2019 (the “Existing Notes”), pursuant to which the Supporting Holders and SAE agreed to enter into and implement a comprehensive restructuring of SAE (the “Restructuring”). In connection with the Restructuring, on June 24, 2016, SAE launched an exchange offer (“Exchange Offer”) and consent solicitation (“Consent Solicitation”) in which SAE offered to exchange any and all of its Existing Notes held by eligible holders in exchange for a combination of new 10% Senior Secured Second Lien Notes due 2019 (the “New Notes”) and shares of SAE’s common stock, par value $0.0001 per share. Upon receipt of the requisite consents in the Consent Solicitation, on June 29, 2016, SAE entered into amendments to its existing revolving credit facility with Wells Fargo (the “Existing Revolver”), the indenture governing the Existing Notes and the related security agreement and amended and restated SAE’s intercreditor agreement (the “Intercreditor Agreement”) relating to the relative priorities, rights, obligations and remedies with respect to the collateral securing SAE’s secured indebtedness. On June 26, 2016, in connection with the Restructuring, SAE filed an amendment to its Second Amended and Restated Certificate of Incorporation to effect a 135-to-1 reverse stock split of its common stock (the "Reverse Stock Split"), with fractional shares cashed out based on the closing price of SAE's common stock.
On June 29, 2016, SAE entered into a new senior secured multi-draw term loan facility (the “New Senior Loan Facility”) with the lenders, including the Supporting Holders, from time to time thereunder, which provides, pursuant to a borrowing schedule, up to a maximum amount of $30.0 million. The New Senior Loan Facility bears interest at a rate of 10% per year, payable in cash, and matures on January 2, 2018, unless terminated earlier. SAE made an initial borrowing under the New Senior Loan Facility on June 29, 2016 in the amount of $5.6 million, which included $0.6 million of borrowings to pay a facility fee under the New Senior Loan Facility, and a second borrowing in an amount of $9.4 million upon consummation of the Exchange Offer on July 27, 2016, as described below. An additional $15.0 million will become available for borrowing under the New Senior Loan Facility upon receipt by SAE of previously filed Alaska tax credit certificates in a face amount of

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not less than $25.0 million. In connection with the New Senior Loan Facility, SAE issued 2,803,302 shares of common stock to the lenders thereunder, after giving effect to the Reverse Stock Split.
On July 27, 2016, SAE completed the Exchange Offer. In exchange for approximately $138.1 million in aggregate principal amount of Existing Notes, representing approximately 98.7% of the total principal amount of Existing Notes, SAE issued approximately $76.5 million aggregate principal amount of New Notes (inclusive of accrued and unpaid interest on the tendered Existing Notes) and 6,410,502 shares of common stock, after giving effect to the Reverse Stock Split. The New Notes were issued under an indenture (the "New Notes Indenture"), dated as of July 27, 2016, among SAE, its domestic subsidiaries party thereto (the "Guarantors") and Wilmington Savings Fund Society, FSB, as trustee and noteholder collateral agent (the "New Notes Trustee"). The New Notes will mature on September 24, 2019, unless Existing Notes remain outstanding as of 5:00 p.m. New York City time on March 31, 2019, in which case, the holders of a majority of the then-outstanding principal amount of New Notes may advance the maturity date to April 14, 2019. The New Notes bear interest at a rate of 10% per annum, payable in cash, accruing from July 27, 2016. However, through, and including, the July 15, 2017 interest payment date, SAE may, at its option, pay interest on any or all interest payment dates in kind by the issuance of additional New Notes. Interest paid in-kind will accrue on the New Notes at a rate per annum of 11.000%, which is the cash interest rate plus 100 basis points. In connection with the issuance of the New Notes, the New Notes Trustee joined the Intercreditor Agreement on behalf of the holders of New Notes.
Pursuant to the Intercreditor Agreement, SAE's obligations under: (i) the Existing Revolver are secured by substantially all of SAE's and the Guarantors’ assets, subject to certain exceptions and permitted liens (the "Collateral"), on a senior first-lien priority basis, (ii) the New Senior Loan Facility are secured by the Collateral on a junior first-lien priority basis, (iii) the New Notes are secured by the Collateral on a second-lien priority basis and (iv) the Existing Notes are secured by the Collateral on a third-lien priority basis.
On July 27, 2016, SAE issued two series of warrants (the “Series A Warrants” and the “Series B Warrants”, together, the “Warrants”) to the holders of the Company’s common stock as of July 26, 2016. The Warrants expire at the close of business on July 27, 2021 (the “Expiration Date”). There are 154,108 Series A Warrants outstanding to purchase up to an aggregate of 154,108 shares of common stock at an initial exercise price of $10.30 per share. There are 154,108 Series B Warrants outstanding to purchase up to an aggregate of 154,108 shares of common stock at an initial exercise price of $12.88 per share. The Warrants may generally be exercised during the period commencing 30 days prior to the Expiration Date, subject to receipt by the Company of certain Alaska tax credits.
In connection with the Restructuring, SAE has terminated its 2013 Long-Term Incentive Plan. Subject to requisite stockholder actions, SAE intends to adopt a new 2016 Long-Term Incentive Plan under which 1,038,258 shares of common stock, or 10% of the outstanding shares on a fully diluted basis, are expected to be reserved for issuance to SAE’s management.
After giving effect to the Reverse Stock Split, which will continue to impact share count as physical stock certificates are surrendered and applicable fractional shares are settled in cash, and counting all shares issued in connection with the Restructuring, SAE had 9,344,288 total shares outstanding on August 3, 2016.
Further, each of Jeff Hastings (SAE's Chairman of the Board and Chief Executive Officer), Brian Beatty (SAE's Chief Operating Officer), Brent Whiteley (SAE's Chief Financial Officer, General Counsel and Secretary), Mike Scott (SAE's Senior Vice President), Darin Silvernagle (SAE's Vice President - Marine) and Ryan Abney (SAE's

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Vice President - Capital Markets & Investor Relations) has entered into a new employment agreement with SAE with an initial three-year term.
Investor Conference Call
SAE will host a conference call on Thursday, August 4, 2016 at 10:00 a.m. Eastern Time to discuss its consolidated financial results for the second quarter and six months ended June 30, 2016. Participants can access the conference call by dialing (855) 433-0934 (toll-free) or (484) 756-4291 (international). SAE will also offer a live webcast of the conference call on the Investors section of its website at www.saexploration.com.
To listen live via the company’s website, please go to the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. A replay of the webcast for the conference call will be archived on the company’s website and can be accessed by visiting the Investors section of SAE’s website.
About SAExploration Holdings, Inc.
SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada, South America and Southeast Asia. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of logistical support and in-field data processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Brazil, New Zealand and Malaysia. For more information, please visit SAE’s website at www.saexploration.com.
The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.
Forward Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the U.S. federal securities laws with respect to SAE. These statements can be identified by the use of words or phrases such as “expects,” “estimates,” “projects,” “budgets,” “forecasts,” “anticipates,” “intends,” “plans,” “may,” “will,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include statements regarding SAE's financial condition, results of operations and business and SAE's expectations or beliefs concerning future periods and possible future events. These statements are subject to significant known and unknown risks and uncertainties that could cause actual results to differ materially from those stated in, and implied by, this press release. Risks and uncertainties that could cause actual results to vary materially from SAE’s expectations are described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in SAE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended by Amendment No. 1 thereto, and as to be updated, amended and restated in SAE’s Form 10-Q to be filed for the period ended June 30, 2016. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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Contact
SAExploration Holdings, Inc.
Ryan Abney
Vice President, Capital Markets & Investor Relations
(281) 258-4409
rabney@saexploration.com

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UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenue from services	$57,049	$66,865	$147,202	$146,543
Cost of services excluding depreciation and amortization expense	36,520	45,889	96,031	100,160
Depreciation and amortization expense included in cost of services	4,172	4,794	8,371	9,194
Gross profit	16,357	16,182	42,800	37,189
Selling, general and administrative expenses	7,213	8,737	13,959	17,613
Income from operations	9,144	7,445	28,841	19,576
Other income (expense):
Costs incurred on debt restructuring	(2,334)	—	(2,334)	—
Interest expense, net	(4,033)	(4,344)	(8,061)	(8,677)
Foreign exchange gain (loss), net	813	510	2,438	(1,931)
Other, net	26	(185)	21	(378)
Total other expense, net	(5,528)	(4,019)	(7,936)	(10,986)
Income before income taxes	3,616	3,426	20,905	8,590
Provision for income taxes	2,739	271	3,404	1,490
Net income	877	3,155	17,501	7,100
Less: net income attributable to non-controlling interest	622	1,059	3,006	3,833
Net income attributable to the Corporation	$255	$2,096	$14,495	$3,267

Basic and diluted earnings per share:
Weighted average basic shares outstanding	129	111	129	111
Earnings per share – basic	$1.97	$18.96	$112.13	$29.56
Weighted average diluted shares outstanding	129	111	129	111
Earnings per share – diluted	$1.97	$18.96	$112.09	$29.56

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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amounts)

	June 30, 2016	December 31, 2015
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$16,841	$11,300
Restricted cash	509	518
Accounts receivable, net of allowance for doubtful accounts of $653 and $0 at June 30, 2016 and December 31, 2015, respectively	122,950	67,882
Deferred costs on contracts	903	5,135
Prepaid expenses	3,029	887
Total current assets	144,232	85,722
Property and equipment, net of accumulated depreciation of $70,561 and $61,358 at June 30, 2016 and December 31, 2015, respectively	54,528	61,828
Intangible assets, net of accumulated amortization of $587 and $540 at June 30, 2016 and December 31, 2015, respectively	796	789
Goodwill	1,774	1,658
Deferred loan issuance costs, net	1,335	521
Deferred income tax assets	3,886	3,756
Other assets	150	150
Total assets	$206,701	$154,424
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$26,542	$16,575
Accrued liabilities	22,531	17,818
Income and other taxes payable	11,157	2,586
Borrowings under revolving credit facility	14,646	7,899
Current portion of capital leases	115	115
Deferred revenue	3,705	3,903
Total current liabilities	78,696	48,896
Borrowings under senior loan facility	5,600	—
Senior secured notes, net of unamortized deferred loan issuance costs of $3,746 and $4,370 at June 30, 2016 and December 31, 2015, respectively	136,254	135,630
Long-term portion of capital leases	1	55
Deferred income tax liabilities	55	55
Total liabilities	220,606	184,636
Stockholders’ deficit:
Preferred stock, $0.0001 par value, 1,000 authorized shares and none outstanding	—	—
Common stock, $0.0001 par value, 55,000 shares authorized, and 130 and 129 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	2	2
Additional paid-in capital	36,102	35,763
Accumulated deficit	(51,644)	(66,139)
Accumulated other comprehensive loss	(5,255)	(4,271)
Total stockholders’ deficit attributable to the Corporation	(20,795)	(34,645)
Non-controlling interest	6,890	4,433
Total stockholders’ deficit	(13,905)	(30,212)
Total liabilities and stockholders’ deficit	$206,701	$154,424

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UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net income	$877	$3,155	$17,501	$7,100
Foreign currency translation loss	(371)	(338)	(984)	(243)
Total comprehensive income	506	2,817	16,517	6,857
Less: comprehensive income attributable to non-controlling interest	622	1,059	3,006	3,833
Total comprehensive income (loss) attributable to the Corporation	$(116)	$1,758	$13,511	$3,024

UNAUDITED CONSOLIDATED REVENUES BY REGION
(In thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2016	%	2015	%	2016	%	2015	%

North America	$15,348	26.9%	$39,968	59.8%	$81,005	55.0%	$101,486	69.3%
South America	40,973	71.8%	1,482	2.2%	64,612	43.9%	19,642	13.4%
Southeast Asia	728	1.3%	25,415	38.0%	1,585	1.1%	25,415	17.3%
Total revenue	$57,049		$66,865		$147,202		$146,543

UNAUDITED RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA
(In thousands)

We use an adjusted form of EBITDA to measure period over period performance, which is not derived in accordance with GAAP. Adjusted EBITDA is defined as net income plus interest expense, less interest income, plus income taxes, plus depreciation and amortization, plus non-recurring major expenses outside of operations, plus non-recurring one-time expenses, costs incurred on debt restructuring and foreign exchange (gain) loss. Our management uses Adjusted EBITDA as a supplemental financial measure to assess: (i) the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or non-recurring expenses; (ii) our liquidity and operating performance over time in relation to other companies that own similar assets and calculate EBITDA in a similar manner; and (iii) the ability of our assets to generate cash sufficient to pay potential interest cost. We consider Adjusted EBITDA as presented below to be the primary measure of period-over-period changes in our operational cash flow performance.

The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and we acknowledge that these terms are not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, our calculation of Adjusted EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA or similarly titled measures in the same manner. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes.

The calculation of our Adjusted EBITDA from net loss, the most directly comparable GAAP financial measure, is provided in the table below.

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	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net income	$877	$3,155	$17,501	$7,100
Depreciation and amortization (1)	4,306	4,947	8,638	9,498
Interest expense, net	4,033	4,344	8,061	8,677
Provision for income taxes	2,739	271	3,404	1,490
Costs incurred on debt restructuring (2)	2,334	—	2,334	—
Foreign exchange (gain) loss, net (3)	(813)	(510)	(2,438)	1,931
Non-recurring expenses (4)(5)	578	1,029	809	1,625
Adjusted EBITDA	$14,054	$13,236	$38,309	$30,321

(1) Additional depreciation and amortization expenses not related to the cost of services were incurred during the three months ended June 30, 2016 and June 30, 2015 in the amount of $134 and $153, respectively, and during the six months ended June 30, 2016 and June 30, 2015 in the amount of $267 and $304, respectively.
(2) Costs were incurred during the three months ended June 30, 2016 on the debt restructuring which was completed in July 2016.
(3) Foreign exchange (gain) loss, net includes the effect of both realized and unrealized foreign exchange transactions.
(4) Non-recurring expenses during the three and six months ended June 30, 2016 primarily consisted of severance payments incurred at the company’s Peru, Colombia, Canada, and Alaska locations and various non-operating expenses incurred at the corporate and Peru locations.
(5) Non-recurring expenses during the three and six months ended June 30, 2015 primarily consisted of severance payments incurred at the company’s Peru, Colombia, Canada, Alaska and corporate locations.

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